Exhibit 10.1

AGREEMENT

HILTON HOTELS CORPORATION

BOARD OF DIRECTORS

In consideration of the election by the Compensation Committee of the Board of Directors pursuant to Section 5(g) of the 1996 Chief Executive Stock Incentive Plan to deliver to me, upon the exercise of options to purchase 6,000,000 shares, a combination of common stock and a cash amount to pay taxes with respect thereto, I hereby agree not to transfer any of the 725,484 shares of common stock (or any interest therein) I receive as a result of such exercise for as long as I remain the Chief Executive Officer of Hilton Hotels Corporation.  I further agree that a restrictive legend may be placed on the stock certificate(s) representing such 725,484 shares, provided that such restrictive legend be removed when I cease to be the Chief Executive Officer of Hilton Hotels Corporation.

Dated: September 10, 2003

/s/ Stephen F. Bollenbach
Stephen F. Bollenbach